UNITED STATES BANKRUPTCY COURT
                SOUTHERN DISTRICT OF MISSISSIPPI
                        SOUTHERN DIVISION

IN RE:
PALACE CASINOS, INC.                    NO.       95-08154 SEG


                      PLAN OF REORGANIZATION
                    -------------------------

     The Plan Proponents, Steve Rippon and Edward D. Bagley, hereby propose the following Plan of Reorganization for consideration and approval by creditors and other parties in interest.

Robert A. Byrd, Esq.
BYRD & WISER
45 Main Street
P.O. Box 1939
Biloxi, Mississippi 39533
Telephone: (228) 432-8123

COUNSEL FOR THE PLAN PROPONENTS

Steven Rippon and Edward D. Bagley

                        TABLE OF CONTENTS

DEFINITIONS..............................................................1-4

CLASSIFICATION OF CLAIMS AND INTERESTS...................................4-5

TREATMENT OF CERTAIN UNCLASSIFIED CLAIMS.................................5

DESIGNATION AND TREATMENT OF IMPAIRED CLASSES............................5

MEANS FOR EXECUTION OF THE PLAN..........................................6-7

ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE
OR MORE CLASSES OF CLAIMS OR EQUITY INTERESTS............................8

DISCHARGE................................................................8

EXECUTORY CONTRACTS AND LEASES...........................................9

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS........................9

REVESTING................................................................9

POST CONFIRMATION ADMINISTRATION AND MANAGEMENT..........................9

MODIFICATION OF THE PLAN.................................................10

RETENTION OF JURISDICTION................................................10-11

                            ARTICLE I

                           DEFINITIONS
A.     DEFINED TERMS

     The following definitions apply in this Plan.

1. Administrative Expense means a Claim allowed under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and fees and charges assessed against the Debtors' estates under 28 U.S.C. Section 1930.

2. Allowed Claim, Allowed Secured Claim, Allowed Priority Claim, Allowed Unsecured Claim, or Allowed Interest frean, respectively, a Claim, Secured Claim, Priority Claim, Unsecured Claim, or an Interest against or in the Debtors to the extent that:

          (a)     a proof of such Claim or Interest was

               (i)     timely filed;

               (ii) deemed filed, pursuant to Section 1111(a) of the Bankruptcy Code;

               (iii)   deemed filed as an outstanding security of the Debtors;
or

               (iv) late filed with leave of the Bankruptcy Court after notice and opportunity for hearing given to the Debtors and the creditors; and

          (b)  (i)     which is not a Disputed Claim; or

               (ii)    which is allowed (and only to the allowed) by a Final
Order.

3.     Bankruptcy Code means Title 11 of the United States Code.

4. Bankruptcy Court means the United States Bankruptcy Court for the Southern District of Mississippi.

5. Bar Date means the date affixed by order of the Bankruptcy Court by which proofs of claim must be filed against the Debtors.

6. Cash means cash and cash equivalents, including but nolimited to bank deposits, checks, and other similar items.

7.     Claim(s) has the meaning set forth in Section 101(4) of the Bankruptcy
Code.

8. Common Stock means the existing, outstanding shares of stock previously issued by the Debtor.

9. Confirmation Date means the date on which the Confirmation Order is entered.

10. Confirmation Order means the entered Order confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

11. Convertible Preferred Stock means the 2,602,000 shares of convertible preferred stock, previously issued and outstanding, by the Debtor.

12.     Creditor means the holder of a Claim against a Debtor or the Debtors.

13.     Debtor means Palace Casino, Inc.

14. Disclosure Statement shall mean the Disclosure Statement, with respect to the Plan, that has been approved by order of the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code.

15. Disputed Claim means an asserted Claim against or equity Interest (i) to which an objection has been filed on or before the Confirmation Date by a party in interest and which objection is not the subject of a Final Order or has not been withdrawn on or before the Confirmation Date or (ii) which b.-a-.been scheduled as disputed contingent or unliquidated and which has not been resolved or allowed by Final Order, estimation or pursuant to this Plan.

16. Distribution means Cash, and New Common Stock, which are required by the Plan to be distributed to the holders of Allowed Claims and Allowed Interests.

17. Effective Date means and the first business day following the eleventh day after the Confirmation Date.

18. Equity Interests means ownership of the Outstanding Securities of the Debtors.

19. Final Order means an order of the Bankruptcy Court or the District Court as to which (a) any appeal that has been takeii has been finally determined or dismissed; (b) the time for appeal has expired and no appeal has been filed timely (In the case of an order of the Bankruptcy Court, the time for appeal, for purposes of this definition, shall be the time permitted for an appeal to the District Court, unless the Debtor shall have consented in writing prior to the expiration of such period to a direct appeal to the United States Court of Appeals) or (c) if an appeal, reargument, certiorari or rehearing thereof has been sought, such order has not been stayed.

20. Interest means the rights of the owners and holders of the issued and outstanding common stock, preferred stock, and warrants of the Debtor.

21. New Articles/New Bylaws means the amended and restated Articles of Incorporation and the Bylaws of the Debtor under the laws of Utah, which shall become effective on and as of the Effective Date, or immediately thereafter.

22. New Common Stock means the 1,800,000 shares of new stock to be issued by the Reorganized Debtor pursuant to Sections 1125(e) and 1145 of the Bankruptcy Code, according to the terms of the Plan.

23. Outstanding Securities mean all of the common stock, and any options, warrants, and preferred stock of the Debtor, which were issued and outstanding as of the day preceding the Confirmation Date.

24. Plan means this "Plan of Reorganization" together with any modifications thereto, which Plan shall also constitute a plan of reorganization within the meaning of Section 368(a)(l) of the Internal Revenue Code, as amended.

25. Plan Proponents means Steve Rippon and Dal Bagley, residents of the State of Utah.

26.     Priority Claims mean Claim specified in Section 507 (a)(2), (3), (4),
(6) and (8) of the Bankruptcy Code.

27 .     Pro rata means proportionately so that the ratio of the amount of consideration distributed on account of a particular claim or interest to the total amount of Allowed Claims or Allowed Interest of a class is the same as the ratio of the amount of consideration distributed on account of all Allowed Claims or Allowed Interests of the class in which the particular Claim or Interest is included to the amount of all Allowed Claims or Allowed Interests of that class.

28. Reorganized Debtor means the Debtor, Palace Casino, Inc., as provided herein following the Effective Date.

29. Secured Claim means any Claim in respect of which a valid perfected lien, security interest or encumbrance is held in or on any of the Debtors' assets, to the extent of the value of the particular asset against which such lien, security interest, or encumbrance is held.

30. Taxing Authority obligation means an obligation of the Debtor, under this Plan to a governmental unit in the amount of the Allowed Priority Claim therefor and in full satisfaction of all Priority Claims specified in Section 507(a)(8) of the Bankruptcy Code, the terms of which shall meet the requirements of Section 1129(a)(9)(C) of the Bankruptcy Code or as agreed to by the governmental unit holding the Claim. Any Taxing Authority Obligation may be prepaid in part or in full at any time without penalty.

31. Unsecured Claim means any Claim against the Debtors that is not a Secured Claim or a Priority Claim.

32. Warrants shall mean any warrants which were previously issued by the Debtor.

B.     UNDEFINED TERMS

     A term used in the Plan and not defined herein but that is defined in the Bankruptcy Code has the meaning assigned to the term in the Bankruptcy Code.

                            ARTICLE II

              CLASSIFICATION OF CLAIMS AND INTERESTS

     All Allowed Claims and Allowed Interests are placed in the following classes:

A.     PRIORITY CLAIMS: CLASS I

     1. CLASS 1A: Class 1A consists of all Allowed Priority Claims against the Debtors entitled to priority pursuant to Section 507(a)(2)(8) of the Bankruptcy Code (gap claims, wages, etc.)

     Allowed Priority claims will be paid from a pool of funds not to exceed $5,000.00. To the extent the pool is exceeded by the amount of allowed priority claims, such claims will receive a pro-rata distribution in satisfaction of their claims.

B.        SECURED CLAIMS: CLASS 2

     The Debtor has no known secured claims. To the extent the Plan Proponents hold any claims that are deemed secured, such claims shall be extinguished and satisfied through the issuance of 1,620,000 shares of common stock in the reorganized Debtor in satisfaction to the Plan Proponents of any secured claim. Any other secured claims shall be satisfied by Abandonments, upon the Effective Date, of the affected creditor's collateral.

C.         UNSECURED CLAIMS: CLASS 3

     The Debtor estimates allowed unsecured claims, exclusive of claims held or controlled by the Plan Proponents, will total between $300,000.00 and $500,000.00. Holders of allowed unsecured claims will receive, in satisfaction of their claims, 90,000 shares of new common stock, on a pro-rata basis.

D.       EQUITY INTERESTS: CLASS 4

     Upon the Effective Date of the Plan, all existing warrants and options shall expire. The Debtor's 2,602,000 in outstanding convertible preferred shares shall be deemed converted 5,204,000 shares of common stock, generating an outstanding pool 8,794,329 shares of common stock. Upon the effective date all outstanding common stock shall be cancelled, and the reorganized Debtor will issue new common stock on the basis of .0102 shares of new common stock for each share of old common stock. 90, 000 shares of new common stock will be distributed to this Class,

E.      EXECUTORY CONTRACTS: CLASS 5

     The Debtor has no known executory contracts. To the extent any exist, they will be deemed rejected pursuant to Section 365 at confirmation.

                           ARTICLE III

             TREATMENT OF CERTAIN UNCLASSIFIED CLAIMS

     The holders of an Administrative Expense Claim entitled to priority under
Section 507 (a) (1) of the Bankruptcy Code, including entitities entitled to payment pursuant to Section 503 of the Bankruptcy Code, shall be treated as follows. Allowed administrative expenses and claims will be paid from a pool of funds not to exceed $ 5,000.00. To the extent the pool is exceeded by the amount of allowed administrative claims, such claims will receive a pro rata distribution in satisfaction of their claims. Pursuant to 28 USC Section 1930 all fees payable to the United States Trustee shall be paid in full.

                            ARTICLE IV

          DESIGNATION AND TREATMENT OF IMPAIRED CLASSES

     All classes are impaired under Plan. In the event controversy as to whether any class of Claims or Interests is impaired under the Plan, the Bankruptcy Court, after notice and an opportunity for a hearing, shall determine such controversy. All impaired classes of Claims and Interests shall receive the Distributions set forth in this Plan on account of and in complete satisfaction of all Claims and Interests against the Debtor, and shall have no further rights or remedies against the Debtor or any of its assets, except as specifically set forth in the Plan.

                            ARTICLE V

                 MEANS FOR  EXECUTION OF THE PLAN

A.     NEW VALUE INVESTORS

     The Plan Proponents have agreed to provide the funds necessary to implement and consummate the Plan. The Proponents have also agreed to pay for legal fees incurred in the Plan confirmation process and for legal services relating to any necessary amendments to the Debtor's charter or by-laws in addition, the Proponents have agreed to accept new common stock, as provided for herein, in satisfaction of the claims held by the Proponents.

B.     REORGANIZED DEBTOR'S NEW COMMON STOCK

     The provisions of the Reorganized Debtor's New Common Stock to be 11 issued pursuant to Sections 1125 (e) and 1145 of the Bankruptcy Code launder the Plan are as follows:

     1.     Authorization.
            -------------
          Common Stock. The New Articles of the Reorganized Debtor shall authorize the issuance of fifty million (50,000,000) shares of the Reorganized Debtor's New Common Stock.

     2.     Par Value.
            ----------
          Common Stock. The Reorganized Debtor's New Common Stock shall have a par value per share as determined by the Bond of the Reorganized Debtor.

     3.     Rights.
            ------
          Common Stock. The Reorganized Debtor's New Common Stock shall be deemed fully paid and non-assessable and shall have such rights with respect to dividends, liquidation voting, and other matters as are set forth in the New Articles of the Reorganized Debtor, and as are otherwise provided by Utah law.

C.     MOTION UNDER SECTION 506(a) OF THE BANKRUPTCY CODE AND      BANKRUPTCY
RULE 3012

     The Plan shall constitute a motion to determine the amount and value of the Allowed Secured Claims and Allowed Unsecured Claims, if any, of all parties claiming a lien on and/or security interest in any of the Debtors, assets, and a hearing hereon shall take place prior to the commencement of the Confirmation Hearing. The Debtor reserves the right to file a separate Bankruptcy Rule 3012 Motion and to have such motion considered prior to the Confirmation Hearing.

D.     DISTRIBUTIONS AND CONDITIONS PRECEDENT

     On the Effective Date, or as soon thereafter as practical, the Reorganized Debtor shall take such action as may be necessary to issue or cause to be issued the New Common Stock, and make the other Distributions in accordance with the terms of the Plan.

E.     UNCLAIMED DISTRIBUTIONS

     For a period of one (1) year following the Effective Date, the Reorganized Debtor shall retain any unclaimed Distributions for the benefit of the holders of Allowed Claims entitled thereto under the Plan which have failed to claim such property. At the end of one (1) year following the Effective Date, the holders of such Claims theretofore entitled to Distributions shall cease to be entitled thereto and thereupon such Distributions shall become property of the Reorganized Debtor.

F.     OTHER PROVISIONS OF THE PLAN

     1.    EXCULPATION

     The Plan provides that the Reorganized Company, and its respective officers, directors, employees, or agents and the Plan Proponents (including any professionals retained by such persons) shall have no liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of, the pursuit of approval of the Disclosure Statement, the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence.

     2.    GOVERNING LAW

     The Plan will provide that unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Utah shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan.

     3.    SEVERABILITY

     The Plan provides that, should any provisions in the Plan determined by the Court or any appellate court to be unenforceable following the Effective Date, such determination will in no way limit the enforceability and operative effect of any and all other provisions of the Plan.

                            ARTICLE VI

              ACCEPTANCE OR REJECTION OF THE PLAN;
               EFFECT OF REJECTION BY ONE OR MORE
              CLASSES OF CLAIMS OR EQUITY INTERESTS

A.         CLASSES ENTITLED TO VOTE

     Each impaired class of Claims shall be entitled to vote separately to accept or reject the Plan. Any unimpaired class of Claims shall, be deemed to have accepted the Plan.

B.         CLASS ACCEPTANCE REQUIREMENT

     A class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half in number of the Allowed Claims in such class that have voted on the Plan.

C.         CRAMDOWN

     If any class of Claims shall fail to accept the Plan in accordance with
Section 1126(c) of the Bankruptcy Code, at the request: of he Debtors, the Bankruptcy Court may confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code. In the event that confirmation is required under Section 1129(b) of the Bankruptcy Code, the Debtors reserve the right to amend or otherwise modify the Plan in accordance with Section 1129(b)(2) of the Bankruptcy Code.

                           ARTICLE VII

                            DISCHARGE

     Except as otherwise provided in the Plan or Confirmation Order, entry of the Confirmation Order acts as a discharge effective as of the Effective Date of any and all debts of and Claims against the Debtors of any kind whatsoever that arose at any time before the entry of the Confirmation Order, including but limited to all principal. and any and all interest accrued thereon, pursuant to Section 1141(d) (1) of the Bankruptcy Code. The discharge of the Debtors shall be effective as to each Claim, regardless of whether a proof of claim therefor was filed, whether the Claim is an Allowed Claim, or whether the holder thereof thereof votes to accept the Plan.


                           ARTICLE VIII

                  EXECUTORY CONTRACTS AND LEASES

     Except as hereinafter provided, all executory contracts and unexpired leases ("Agreements") not heretofore assumed by the Debtor (whether or not the subject of an order by the Bankruptcy Court) are intended to be rejected by the Reorganized Debtor, from and after the Effective Date; provided that the Debtor reserves the right and privilege to assume any additional Agreements up to the time of entry of the Confirmation Order, absent other arrangements between the Debtor and the other parties to any Agreement so assumed. The Claim for any deficiency, loss or damage realized or sustained by reason of such rejection and which is allowed as a Claim in this case, shall be entitled to be treated as, and shall have the same rights and privileges as unsecured creditors whose Claims are dealt with as Class 3. Such creditors shall file proof of the general Unsecured Claim and appropriate elections within such time as is fixed by the Bankruptcy Court.

                            ARTICLE IX

         AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

   On the Effective Date or as soon thereafter as reasonably practicable, the Debtor shall file under the laws of the State of Utah amended and restated New Articles.

                            ARTICLE X

                            REVESTING

     On the Effective Date, the Reorganized Debtor and shall be vested with full ownership of, dominion, and control over the respective assets included in the estate, of every kind whatsoever and wherever located, free and clear of all Claims, liens, mortgages, security interests, charges and other interests of creditors arising prior to the respective filing date of each petition herein. Upon the Effective Date, the Reorganized Debtor shall operate its business free of any restrictions of the Bankruptcy Code, the Bankruptcy Court or the United States Trustee.

                            ARTICLE XI

         POST CONFIRMATION ADMINISTRATION AND MANAGEMENT

     The Reorganized Debtor shall designate a new board of directors of the Reorganized Debtor. The boards of directors shall meet immediately after the Effective Date for the purpose transacting such business as may properly come before said board, including the election of officers of the Reorganized Debtor.

                           ARTICLE XII

                     MODIFICATION OF THE PLAN

     The Plan Proponents may propose amendments and modifications of this Plan through the Confirmation Date, with leave of the Bankruptcy Court upon appropriate notice. After the Confirmation Date, the Plan Proponents may, with approval of the Bankruptcy Court, and so long as it does not materially or adversely affect 11 the interest of the Creditors, remedy any defect or omission, or reconcile any inconsistencies in this Plan, or in the Order of Confirmation in such a manner as may be necessary to carry out the intentions of this Plan.

                           ARTICLE XIII

                    RETENTION OF JURISDICTION

     The Bankruptcy Court shall retain Jurisdiction over these jointly administered Chapter 11 cases for the following purposes:

     1. To determine any and all objections and proceedings involving the allowance estimation, classification, and subordination of Claims and Interests;

     2. To determine any and all applications for allowances of compensation and reimbursement of expenses and any other fees or expenses authorized to be paid or reimbursed under the Bankruptcy Code or Plan;

     3. To determine any and all applications pending on the Effective Date for the rejection or assumption of executory contracts or unexpired leases,

     4. To determine any and all applications, adversary proceedings, and contested or litigated matters that may be pending on the Effective Date;

     5. To consider any modifications of the Plan, remedy any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Code;

     6. To determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of the Plan or any obligations thereunder;

     7. To consider and act on the compromise and settlement of any Claim against or cause of action by or against the Debtor or the Reorganized Debtor;

     8.     To determine asset values for property tax purposes;

     9. To determine federal tax issues affecting the Debtor and the Reorganized Debtor arising from the Plan;

     10. To enter any necessary order binding upon any federal, state or local taxing authorities adjudicating any tax liability as to the Debtor or the Reorganized Debtor herein, whether any such tax obligation shall have arisen pre-petition, post-petition or subsequent confirmation;

     11. To stay the enforcement of any lien or Claim until consummation of the Plan or entry of a Final Order with respect thereto;

     12. To object and/or defend as to any Claim or Claims filed as to the Debtor, whether arising pre-petition or postpetition, which respect to which the Debtor and the Reorganized Debtor hereby specifically reserve any and all rights;

     13. To have such orders issued confirming that confirmation of this Plan will constitute a finding of fact and conclusion of law by the Bankruptcy Court that the Reorganized Debtor is entitled to a discharge pursuant to
Section 727 and Section 1141 of the Bankruptcy Code and that no debts have been excepted from discharge; and that pursuant to Section 1141 of the Bankruptcy Code, the Debtor shall be discharged and released from any and. all debts and liabilities, except those expressly provided for and assumed under the Plan, which obligations shall be binding upon the Reorganized Debtor hereunder and arty creditors or claimants and affected parties; and

     14. To issue such orders in aid of execution of the Plan to the extent authorized by Section 1142 of the Bankruptcy Code.

Date: February 1, 1999             Respectfully submitted,

                                   STEVE RIPPON AND
                                   EDWARD D. BAGLEY
                                   Plan Proponents

                                   BY:     BYRD & WISER
                                   Counsel for Proponents

                                   /s/ Robert A. Byrd
                                   Robert A. Byrd

                           CERTIFICATE

     I, ROBERT ALAN BYRD, counsel for Steven Rippon and Edward Bagley, do hereby certify that I have this date mailed a true and correct copy of the above and foregoing Plan of Reorganization, postage prepaid, by means of United States Mail to T. Glover Roberts, Esq., 1700 Pacific Avenue, Suite 4400, Dallas, TX 75201; Eileen Shafer Bailey, Attorney for the Debtor, at PO Box 1177, Jackson, MS 39215-1177; and Ronald H. McAlpin, Assistant U.S. Trustee, Suite 1232, A. H. McCoy Federal Bldg., 100 West Capital Street, Jackson, MS 39269.

This the 1st day of February, 1999.

                                   /s/ Robert A. Byrd
                                   Robert A. Byrd

          IN THE UNITED STATES BANKRUPTCY COURT FOR THE
                 SOUTHERN DISTRICT OF MISSISSIPPI



IN RE:                                  CASE NUMBER:  95-08154-SEG

PALACE CASINOS, INC.
AKA TRANS.  JE ADV 9500884 06-14-95
SSN:     NA 87-0363613





             NOTICE OF ENTRY OF ORDER OF CONFIRMATION


      NOTICE IS HEREBY GIVEN in accordance with Federal Rule of Bankruptcy Procedure 2002(f)(7) that an Order was entered on JUNE 15, 1999, confirming the debtor(s) Plan.

     The Order confirming plan is on file and available for inspection in the office of the Clerk of the United States Bankruptcy Court at 725 Washington Loop, Suite 117, Biloxi, Mississippi.

     DATED: June 16, 1999



                         CHARLENE J. PENNINGTON, CLERK
                         UNITED STATES BANKRUPTCY COURT
                         725 WASHINGTON LOOP
                         SUITE 117
                         BILOXI, MS 39530-2267

              IN THE UNITED STATES BANKRUPTCY COURT
             FOR THE SOUTHERN DISTRICT OF MISSISSIPPI
                        SOUTHERN DIVISION

IN RE:
PALACE CASINOS, INC.                                  NO. 95-08154 SEG

                      ORDER CONFIRMING PLAN

     Hearing was held on June 15, 1999, on the Confirmation of the Plan of Reorganization under Chapter 11 of the Bankruptcy Code filed by the Plan Proponents, Steven Rippon and Edward D. Bagley on February 1, 1999, and the Court finding that the Plan was duly submitted to affected creditors and parties in interest, after notice and hearing as required by law, and after consideration of the evidence presented and the record in this cause the Court finds as follows:

     1. The Plan has been accepted in writing, or by consent, or said Class is not impaired by the Creditors in Classes 1, 2, 3, and 4, and equity security holders whose acceptance is required by law; and

     2. The provisions of chapter 11 of the Bankruptcy Code have been complied with; and

     3. That the Plan has been proposed in good faith and not by any means forbidden by law; and

     4. That each holder of a claim or interest in Classes 2, 3, and 4 that is deemed impaired has accepted the Plan, or the Court having specifically found that with respect to each class of impaired claims or interests that the plan does not discriminate unfairly and is fair and equitable; and

     5. All payments made or promised by the Debtor or by a person issuing securities or acquiring property under the Plan or by any other person for services or for costs and expenses in, or in connection with, the Plan and incident to the case, have been fully disclosed to the Court and are reasonable or, if to be fixed after confirmation of the Plan, will be subject to the approval of the Court; and

     6.     The identity, qualifications, and affiliations of the persons who
are to be directors, officers, or employees of the Debtor,     after
confirmation of the Plan, have been fully disclosed, and the appointment of such persons to such offices, or their continuance therein, is equitable, and consistent with the interests of the creditors and equity security holders and with public policy; and

     7. The identity of any insider that will be employed or retained by the Debtor and his compensation, if any, have been fully disclosed; and

     8. The Court further finds that the Debtor has requested confirmation pursuant to 11 U.S.C. Section 1129(b), which has been rendered moot by the Debtor's compliance with Section 1129(a)(1) - (13) of the Bankruptcy Code.,

     9. Pursuant to Bankruptcy Code, Section 1106, the Plan Proponents on behalf of the Debtor and their attorney must file with this Court within 180 days from the date hereof a report of distributions under the confirmed Chapter 11 Plan on Form BC 100B.

     10. Pursuant to Federal Rules of Bankruptcy Procedure, Rule 2015 and 3022 the Plan Proponents on behalf of the Debtor and their attorney must file with this Court within 60 days from the date of this order the application for final decree setting forth the information required by said Rules.

     IT IS FURTHER ORDERED, ADJUDGED AND DECREED that the Plan Proponents or the reorganized Debtor shall pay to the United States Trustee, the appropriate sum required by 28 U.S.C. Section 1930(a)(6) within ten (10) days of the entry of this Order, and simultaneously provide the United States Trustee an appropriate affidavit indicating the cash disbursements for any relative period in which the Plan Proponents has failed to file monthly operating reports.

     IT IS FURTHER ORDERED, ADJUDGED AND DECREED that the Plan Proponents shall timely pay to the United States Trustee, any and all post confirmation quarterly fees as required by 28 U.S.C. Section 1930(a)(6) until such time as this case is converted, dismissed or closed by the court. Additionally, the Plan Proponents shall submit to the United States Trustee post confirmation monthly operating reports in the format prescribed by the United States Trustee until such time as this case is converted, dismissed or closed by the court.

     IT IS FURTHER ORDERED, ADJUDGED AND DECREED that the Plan of
Reorganization filed by the Plan Proponents Steven Rippon and Edward D. Bagley on February 1, 1999, is hereby confirmed.

SO ORDERED this the 15th day of June, 1999.

                                 /s/ Edward R. Gaines

                              UNITED STATES BANKRUPTCY JUDGE

              IN THE UNITED STATES BANKRUPTCY COURT
                 SOUTHERN DISTRICT OF MISSISSIPPI


IN THE MATTER OF:                              BANKRUPTCY NO.:

     PALACE CASINOS, INC.                         95-08154 SEG


                       ORDER CLOSING ESTATE

     It appearing to the Court that a Motion to Close Case was filed November 24, 1999 by Steven Rippon and Edward Bagley, Plan Proponents:

     IT IS ORDERED that the said estate be and is hereby closed.

DATED: December 3, 1999.


                                   By the Court



                                    /s/ Edward R. Gaines

                                   Edward R. Gaines
                                   United States Bankruptcy Judge